Exhibit 99.3

UNITED STATES STEEL CORPORATION

SUPPLEMENTAL STATISTICS (Unaudited)

2002

(Dollars in millions)	Quarter Ended March 31	Quarter Ended June 30	Quarter Ended Sept. 30	Quarter Ended Dec. 31	Year Ended Dec. 31
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products	$(74)	$(26)	$61	$8	$(31)
Tubular Products	3	6	4	(9)	4
U. S. Steel Kosice	(1)	26	40	45	110
Straightline	(8)	(9)	(11)	(13)	(41)
Real Estate	10	12	15	20	57
Other Businesses	(11)	23	26	—	38
Income (Loss) from Operations before special items	(81)	32	135	51	137
Special Items:
Pension settlement loss	—	(10)	—	(90)	(100)
Asset impairments—receivables	—	(14)	—	—	(14)
Costs related to Fairless shutdown	(1)	—	—	—	(1)
Federal excise tax refund	—	33	3	2	38
Insurance recoveries related to USS-POSCO fire	12	6	2	19	39
Gain on VSZ share sale	—	—	—	20	20
Reversal of litigation accrual	9	—	—	—	9
Total Income (Loss) from Operations	$(61)	$47	$140	$2	$128

CAPITAL EXPENDITURES
Flat-rolled Products	$11	$6	$6	$19	$42
Tubular Products	5	10	13	24	52
U. S. Steel Kosice	17	17	11	52	97
Straightline	3	2	2	1	8
Real Estate	—	1	—	—	1
Other Businesses	20	12	14	12	58
Total	$56	$48	$46	$108	$258

DEPRECIATION, DEPLETION AND AMORTIZATION
Flat-rolled Products	$52	$54	$51	$47	$204
Tubular Products	3	2	3	2	10
U. S. Steel Kosice	9	10	10	12	41
Straightline	1	1	1	1	4
Real Estate	—	—	1	—	1
Other Businesses	23	22	23	22	90
Total Depreciation, Depletion and Amortization	$88	$89	$89	$84	$350